Exhibit 99.1

First Western Reports Second Quarter 2019 Financial Results

Second Quarter 2019 Summary

•	Net income available to common shareholders of $1.4 million in Q2 2019, compared to net income available to common shareholders of $0.5 million in Q2 2018
•	Diluted EPS of $0.18 in Q2 2019, compared to $0.21 in Q1 2019, and $0.08 in Q2 2018
•	Adjusted net income available to common shareholders, excluding goodwill impairment charge, of $2.6 million in Q2 2019, an increase from Q2 2018 of 432.1%
•	Adjusted diluted EPS, excluding goodwill impairment charge, of $0.33 for Q2 2019, an increase from Q2 2018 of 312.5%
•	Q2 2019 financial results include a $1.6 million goodwill impairment charge
•	Gross loans, excluding loans held for sale, of $939.4 million, a 3.5% annualized increase from Q1 2019 and an 11.5% increase from Q2 2018
•	Average total loans increased to $966.5 million in Q2 2019, a 16.0% annualized increase from Q1 2019
•	Total deposits of $1.0 billion, an 11.1% annualized increase from Q1 2019 and a 19.1% increase from Q2 2018
•	Efficiency ratio of 78.2%, compared to 83.2% in Q1 2019 and 88.8% in Q2 2018
•	Authorized stock repurchase program and opened office in Vail Valley

Denver, Colo., July 25, 2019 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the second quarter ended June 30, 2019.

Net income available to common shareholders was $1.4 million, or $0.18 per diluted share. This compares to $1.6 million, or $0.21 per diluted share, for the first quarter of 2019, and $0.5 million, or $0.08 per share, for the second quarter of 2018, which included $0.6 million of preferred stock dividends. The preferred stock was redeemed in the third quarter of 2018. Financial results for the second quarter of 2019 include a $1.6 million goodwill impairment charge related to the announced sale of the Company’s Los Angeles-based fixed income team (a component of the Company’s Capital Management segment), which negatively impacted earnings per diluted share by 15 cents. For the second quarter of 2019,  adjusted net income, excluding the goodwill impairment charge, available to common shareholders was $2.6 million, or $0.33 per diluted share.

“From an operating perspective, we delivered our strongest quarter since our initial public offering in 2018,” said Scott C. Wylie, CEO of First Western.  “We continue to successfully attract new clients, resulting in further increases in loans, deposits and assets under management, while our commitment to the mortgage business has put us in good position to capitalize on the increase in demand we are seeing in our markets.  As a result, we delivered on our revenue growth, operating efficiency and earnings ramp story. We continue to deliver on strategies to optimize our business model and investment platform, which led to our decision to sign an agreement to sell our Los Angeles-based fixed income team.  Although this sale agreement resulted in a goodwill impairment charge in the second quarter, we expect that it will result in a significant increase in tangible book value in the third quarter of 2019 and free up capital and resources that we believe can be more profitably deployed in core areas of our business.

We expect the positive trends we are experiencing in the business to continue and drive further improvement in our level of profitability in the second half of the year.  In addition, with the implementation of our stock repurchase program, we believe we have another catalyst for creating shareholder value going forward,” said Mr. Wylie.

	For the Three Months Ended
	June 30,	March 30,	June 30,
(Dollars in thousands, except per share data)	2019	2019	2018
Earnings Summary
Net interest income	$7,960	$7,971	$7,577
Less: (recovery of) provision for credit losses	(78)	194	—
Total non-interest income	8,586	6,976	6,892
Total non-interest expense(1)	14,659	12,602	13,084
Income before income taxes	1,965	2,151	1,385
Income tax expense	561	524	337
Net income	1,404	1,627	1,048
Preferred stock dividends	—	—	(562)
Net income available to common shareholders	1,404	1,627	486
Adjusted net income available to common shareholders(2)	2,586	1,627	486
Basic and diluted earnings per common share	0.18	0.21	0.08
Adjusted basic and diluted earnings per common share(2)	$0.33	$0.21	$0.08

Return on average assets	0.50%	0.57%	0.41%
Adjusted return on average assets(2)	0.91	0.57	0.41
Return on average shareholders' equity	4.61	5.50	3.99
Adjusted return on average shareholders' equity(2)	8.50	5.50	3.99
Return on tangible common equity(2)	5.68	6.88	3.57
Adjusted return on tangible common equity(2)	10.51	6.88	3.57
Net interest margin	3.10	3.03	3.29
Efficiency ratio(2)	78.24%	83.15%	88.84%
(1)	Includes non-operating goodwill impairment charge of $1.6 million for the three months ended June 30, 2019.
(2)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Second Quarter 2019

Revenue

Gross revenue (total income before non-interest expense, plus provision for credit losses) was $16.5 million for the second quarter of 2019, compared to $14.9 million for the first quarter of 2019. The increase in revenue was primarily driven by a $1.6 million increase in non-interest income, due to an increase in mortgage activity.

Relative to the second quarter of 2018, gross revenue increased $2.1 million from $14.5 million. The increase was primarily attributable to a $1.7 million increase in non-interest income, due to an increase in mortgage activity.

Net Interest Income

Net interest income for the second quarter of 2019 was $8.0 million, materially unchanged from the first quarter of 2019.

Relative to the second quarter of 2018, net interest income increased 5.1% from $7.6 million. The increase in net interest income from the second quarter of 2018 was primarily driven by higher average loan balances.

Net Interest Margin

Net interest margin for the second quarter of 2019 increased to 3.10% from 3.03% in the first quarter of 2019. The increase was primarily due to a 15 basis point increase in the average yield on interest earning assets, from 4.20% to 4.35%, driven by higher average loan yields and a favorable shift in the mix of earning assets.

Relative to the second quarter of 2018, the net interest margin decreased from 3.29%, primarily due to 46 basis point increase in the average cost of funds, which was partially offset by a 22 basis point increase in the average yield on interest earning assets.

Non-interest Income

Non-interest income for the second quarter of 2019 was $8.6 million, an increase of 23.1% from $7.0 million in the first quarter of 2019 and 24.6% from $6.9 million in the second quarter of 2018. The increase was primarily attributable to higher net gains on mortgage loans sold as a result of a higher volume of mortgages sold in the second quarter of 2019.

Non-interest Expense

Non-interest expense for the second quarter of 2019 was $14.7 million, an increase of 16.3% from $12.6 million for the first quarter of 2019.  Non-interest expense for the second quarter of 2019 included a $1.6 million goodwill impairment charge related to the sale of the Company’s Los Angeles-based fixed income team.  Excluding the goodwill impairment charge, the increase was primarily attributable to an increase in professional services fees related to the announced sale of the Los Angeles-based fixed income team, the 2019 proxy filing, and higher audit related fees associated with internal controls and the preparation for the CECL implementation.

Excluding the goodwill impairment charge, non-interest expense was consistent with the second quarter of 2018.

The Company’s efficiency ratio was 78.2% in the second quarter of 2019, compared with 83.2% in the first quarter of 2019 and 88.8% in the second quarter of 2018.

Income Taxes

The Company recorded income tax expense of $0.6 million for the second quarter of 2019, representing an effective tax rate of 28.5%, compared to 24.4% for the first quarter of 2019. The increase is related to the vesting of Restricted Stock Units during the three months ended June 30, 2019.

Loan Portfolio

Gross loans, excluding mortgage loans held for sale, totaled $939.4 million at June 30, 2019, compared to $931.2 million at March  31, 2019 and $842.6 million at June 30, 2018. Average total loans increased in the quarter by an annualized 16.0% from the first quarter of 2019 to $966.5 million. The increase in gross loans from March 31, 2019 was primarily attributable to growth in the residential mortgage loan portfolio and loans secured by cash, securities and other. Higher paydown activity was noted in the second quarter of 2019 compared to the first quarter of 2019 and included the reduction of special mention and substandard credits.

Deposits

Total deposits were $1.0 billion at June 30, 2019, compared to $978.1 million at March 31, 2019, and $843.7 million at June 30, 2018.  The increase in total deposits from March 31, 2019 was due primarily to an increase in NOW accounts related to the addition of new clients.

Assets Under Management

Total assets under management increased by $188.0 million during the second quarter to $5.97 billion at June 30, 2019, compared to $5.78 billion at March 31, 2019, and $5.42 billion at June 30, 2018.  The increase was primarily attributed to new accounts added in the second quarter of 2019 contributing $161.5 million in new assets.

Credit Quality

Non-performing assets totaled $13.5 million, or 1.13% of total assets, at June 30, 2019,  down from $19.4 million, or 1.69% of total assets, at March 31, 2019 due to paydowns.

The Company recorded $8 thousand in net recoveries in the second quarter of 2019.

The Company recorded a recovery of provision for loan losses of $78 thousand in the second quarter of 2019, primarily due to overall improvement in credit quality.

Capital

At June 30, 2019, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. At June 30, 2019, the Bank was classified as “well capitalized,” as summarized in the following table:

June 30,
2019
Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	11.41%
Tier 1 capital to risk-weighted assets	11.41
Total capital to risk-weighted assets	13.04
Tier 1 capital to average assets	9.01

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.65
Tier 1 capital to risk-weighted assets	10.65
Total capital to risk-weighted assets	11.53
Tier 1 capital to average assets	8.42%

Tangible book value per common share improved from $9.19 in the second quarter of 2018 to $12.38 in the second quarter of 2019, an improvement of 34.7%.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, July 26, 2019. The call can be accessed via telephone at 877-405-1628; passcode 1193649.  A recorded replay will be accessible through August 2, 2019 by dialing 855-859-2056; passcode 1193649.

A slide presentation relating to the second quarter 2019 results will be accessible prior to the scheduled conference call.  The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California.  First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).   These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,”  “Adjusted Net Income Available to Common Shareholders,” “Adjusted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity.”  The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 21, 2019 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

Larry Clark

310-622-8223

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2019	2019	2018
Interest and dividend income:
Loans, including fees	$10,600	$10,218	$9,074
Investment securities	331	310	281
Federal funds sold and other	243	522	150
Total interest and dividend income	11,174	11,050	9,505

Interest expense:
Deposits	2,995	2,909	1,411
Other borrowed funds	219	170	517
Total interest expense	3,214	3,079	1,928
Net interest income	7,960	7,971	7,577
Less: (recovery of) provision for credit losses	(78)	194	—
Net interest income, after (recovery of) provision for credit losses	8,038	7,777	7,577

Non-interest income:
Trust and investment management fees	4,693	4,670	4,689
Net gain on mortgage loans sold	3,262	1,456	1,359
Bank fees	341	289	455
Risk management and insurance fees	194	468	284
Income on company-owned life insurance	96	93	105
Total non-interest income	8,586	6,976	6,892
Total income before non-interest expense	16,624	14,753	14,469

Non-interest expense:
Salaries and employee benefits	7,699	7,618	7,660
Occupancy and equipment	1,398	1,407	1,527
Professional services	1,036	777	1,008
Technology and information systems	1,016	1,069	1,000
Data processing	742	687	687
Marketing	441	278	316
Amortization of other intangible assets	142	173	230
Goodwill impairment	1,572	—	—
Other	613	593	656
Total non-interest expense	14,659	12,602	13,084
Income before income taxes	1,965	2,151	1,385
Income tax expense	561	524	337
Net income	1,404	1,627	1,048
Preferred stock dividends	—	—	(562)
Net income available to common shareholders	$1,404	$1,627	$486
Earnings per common share:
Basic and diluted	$0.18	$0.21	$0.08

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	June 30,	March 31,	June 30,
	2019	2019	2018
(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$1,974	$2,164	$994
Interest-bearing deposits in other financial institutions	90,795	67,602	57,470
Total cash and cash equivalents	92,769	69,766	58,464

Available-for-sale securities	51,698	53,610	46,873
Correspondent bank stock, at cost	1,649	993	3,477
Mortgage loans held for sale	36,269	19,778	35,064
Loans, net of allowance of $7,575, $7,645 and $7,100	931,820	923,545	835,544
Promissory notes from related parties	—	—	2,125
Premises and equipment, net	5,683	5,815	6,255
Accrued interest receivable	3,184	3,053	2,565
Accounts receivable	4,718	4,561	5,504
Other receivables	872	881	1,908
Other real estate owned, net	658	658	658
Goodwill	23,239	24,811	24,811
Other intangible assets, net	88	229	773
Deferred tax assets, net	4,607	4,549	4,971
Company-owned life insurance	14,898	14,803	14,515
Other assets	18,313	17,636	3,066
Total assets	$1,190,465	$1,144,688	$1,046,573

LIABILITIES
Deposits:
Noninterest-bearing	$229,266	$226,484	$212,225
Interest-bearing	775,911	751,617	631,517
Total deposits	1,005,177	978,101	843,742
Borrowings:
Federal Home Loan Bank Topeka borrowings	36,060	20,361	75,598
Subordinated Notes	6,560	6,560	13,435
Accrued interest payable	274	329	231
Other liabilities	20,237	19,669	8,609
Total liabilities	1,068,308	1,025,020	941,615

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	122,157	119,668	104,958
Total liabilities and shareholders’ equity	$1,190,465	$1,144,688	$1,046,573

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of
	June 30,	March 31,	June 30,
(Dollars in thousands)	2019	2019	2018
Loan Portfolio
Cash, Securities and Other	$149,503	$130,641	$135,393
Construction and Development	40,826	37,128	35,760
1 - 4 Family Residential	373,836	360,607	307,794
Non-Owner Occupied CRE	152,664	172,014	164,438
Owner Occupied CRE	112,660	108,873	98,393
Commercial and Industrial	108,516	120,602	99,711
Total loans held for investment	$938,005	$929,865	$841,489
Deferred costs, net	1,390	1,325	1,155
Gross loans	$939,395	$931,190	$842,644
Total loans held for sale	$36,269	$19,778	$35,064

Deposit Portfolio
Money market deposit accounts	$508,263	$513,328	$394,759
Time deposits	176,128	176,312	166,670
Negotiable order of withdrawal accounts	88,687	59,464	68,742
Savings accounts	2,833	2,513	1,346
Total interest-bearing deposits	$775,911	$751,617	$631,517
Noninterest-bearing accounts	$229,266	$226,484	$212,225
Total deposits	$1,005,177	$978,101	$843,742

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	For the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2019	2019	2018
Average Balance Sheets
Average Assets
Interest-earnings assets:
Interest-bearing deposits in other financial institutions	$40,755	$85,826	$35,550
Available-for-sale securities	52,852	50,474	49,821
Loans	935,025	915,921	829,944
Promissory notes from related parties(1)	—	—	5,305
Interest earning-assets	1,028,632	1,052,221	920,620
Mortgage loans held for sale	31,454	13,277	31,570
Total interest earning-assets, plus loans held-for-sale	1,060,086	1,065,498	952,190
Allowance for loan losses	(7,648)	(7,567)	(7,100)
Noninterest-earnings assets	79,735	77,780	73,245
Total assets	$1,132,173	$1,135,711	$1,018,335

Average Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$742,002	$760,507	$588,916
Federal Home Loan Bank Topeka borrowings	17,922	10,401	54,185
Subordinated notes	6,560	6,560	13,435
Total interest-bearing liabilities	$766,484	$777,468	$656,536
Noninterest-bearing liabilities:
Noninterest-bearing deposits	225,153	220,408	249,085
Other liabilities	18,830	19,413	7,875
Total noninterest-bearing liabilities	$243,983	$239,821	$256,960
Shareholders’ equity	$121,706	$118,422	$104,839
Total liabilities and shareholders’ equity	$1,132,173	$1,135,711	$1,018,335

Yields (annualized)
Interest-bearing deposits in other financial institutions	2.38%	2.43%	1.69%
Available-for-sale securities	2.51	2.46	2.26
Loans	4.53	4.46	4.34
Promissory notes from related parties	—	—	4.75
Interest earning-assets	4.35	4.20	4.13
Mortgage loans held for sale	3.73	3.80	3.81
Total interest earning-assets, plus loans held for sale	4.33	4.20	4.12
Interest-bearing deposits	1.61	1.53	0.96
Federal Home Loan Bank Topeka borrowings	2.23	1.92	1.92
Subordinated notes	7.26	7.32	7.65
Total interest-bearing liabilities	1.68	1.58	1.17
Net interest margin	3.10	3.03	3.29
Interest rate spread	2.67%	2.62%	2.96%

(1)	Promissory notes from related parties were reclassified to loans in 2018 due to change in composition of related parties.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2019	2019	2018
Asset Quality
Nonperforming loans	$12,803	$18,713	$3,052
Nonperforming assets	13,461	19,371	3,710
Net recoveries	(8)	—	—
Nonperforming loans to total loans	1.36%	2.01%	0.36%
Nonperforming assets to total assets	1.13	1.69	0.35
Allowance for loan losses to nonperforming loans	59.17	40.85	232.63
Allowance for loan losses to total loans	0.81	0.82	0.84
Net charge-offs to average loans	—%	—%	—%

Assets under management	$5,968,318	$5,781,297	$5,415,918

Market Data
Book value per share at period end	$15.30	$15.02	$13.52
Tangible book value per common share(1)	$12.38	$11.88	$9.19
Weighted average outstanding shares, basic	7,881,999	7,873,718	5,911,886
Weighted average outstanding shares, diluted	7,897,092	7,889,644	5,981,421
Shares outstanding at period end	7,983,866	7,968,420	5,917,667

Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	11.41%	11.13%	7.04%
Tier 1 capital to risk-weighted assets	11.41	11.13	9.42
Total capital to risk-weighted assets	13.04	12.78	12.12
Tier 1 capital to average assets	9.01	8.67	7.74

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.65	10.36	10.17
Tier 1 capital to risk-weighted assets	10.65	10.36	10.17
Total capital to risk-weighted assets	11.53	11.26	11.07
Tier 1 capital to average assets	8.42%	8.07%	8.37%
(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share data)	2019	2019	2018
Tangible common
Total shareholders' equity	$122,157	$119,668	$104,958
Less:
Preferred stock (liquidation preference)	—	—	24,968
Goodwill	23,239	24,811	24,811
Other intangibles, net	88	229	773
Tangible common equity	$98,830	$94,628	$54,406

Common shares outstanding, end of period	7,983,866	7,968,420	5,917,667
Tangible common book value per share	$12.38	$11.88	$9.19

Net income, as reported	$1,404	$1,627	$1,048
Less: Preferred stock dividends	—	—	562
Income available to common shareholders	$1,404	$1,627	$486
Return on tangible common equity (annualized)	5.68%	6.88%	3.57%

Efficiency
Non-interest expense	$14,659	$12,602	$13,084
Less: Amortization	142	173	230
Less: Goodwill impairment	1,572	—	—
Adjusted non-interest expense	$12,945	$12,429	$12,854

Net interest income	$7,960	$7,971	$7,577
Non-interest income	8,586	6,976	6,892
Total income	$16,546	$14,947	$14,469
Efficiency ratio	78.24%	83.15%	88.84%

Total income before non-interest expense	$16,624	$14,753	$14,469
Plus: (recovery of) provision for credit losses	(78)	194	—
Gross revenue	$16,546	$14,947	$14,469

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share data)	2019	2019	2018
Adjusted Net Income Available To Common Shareholders
Net income available to common shareholders	$1,404	$1,627	$486
Plus: Goodwill impairment including income tax impact	1,182	—	—
Adjusted net income available to shareholders	$2,586	$1,627	$486

Adjusted Earnings Per Share
Earnings per share	$0.18	$0.21	$0.08
Plus: Goodwill impairment including income tax impact	0.15	—	—
Adjusted earnings per share	$0.33	$0.21	$0.08

Adjusted Return on Average Assets (annualized)
Return on average assets	0.50%	0.57%	0.41%
Plus: Goodwill impairment including income tax impact	0.41	—	—
Adjusted return on average assets	0.91%	0.57%	0.41%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	4.61%	5.50%	3.99%
Plus: Goodwill impairment including income tax impact	3.89	—	—
Adjusted return on average shareholders' equity	8.50%	5.50%	3.99%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	5.68%	6.88%	3.57%
Plus: Goodwill impairment including income tax impact	4.83	—	—
Adjusted return on tangible common equity	10.51%	6.88%	3.57%